UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2023

P&F INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-5332	22-1657413
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification Number)

445 Broadhollow Road, Suite 100, Melville, New York 11747

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (631) 694-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $1.00 Par Value	PFIN	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Merger Agreement

On October 13, 2023, P&F Industries, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tools AcquisitionCo, LLC, a limited liability company organized under the Laws of the State of Delaware (“Parent”) and Tools MergerSub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”). The Merger Agreement provides for, subject to the satisfaction or waiver of specified conditions, the merger of Acquisition Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

Upon the consummation of the transactions contemplated by the Merger Agreement (the “Effective Time”), each share of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be canceled and (other than shares held by the Company or held, directly or indirectly, by Parent or Acquisition Sub and Dissenting Shares) automatically converted into the right to receive $13.00 in cash, without interest and subject to any applicable withholding taxes (the “Per-Share Amount”). The Merger Agreement generally provides that, as of the Effective Time, (a) each option to purchase shares of Company Common Stock that is outstanding immediately prior to the Effective Time (a “Company Option”), whether vested or unvested, will be canceled and terminated in exchange for the right to receive an amount in cash, without interest, equal to the product of (x) the total number of shares of Company Common Stock subject to, and outstanding under, such Company Option and (y) the excess of the Per-Share Amount over the applicable per share exercise price, subject to any applicable withholding or other taxes or other amounts required by applicable law to be withheld; provided, that if the per share exercise price of Company Common Stock underlying a Company Option is equal to or greater than the Per-Share Amount, such Company Option shall be canceled without any cash payment or other consideration being made in respect thereof; and (b) any vesting conditions or restrictions applicable to each restricted share of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Restricted Share”) shall lapse, and each holder of Company Restricted Shares will be entitled to receive an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Restricted Share and (y) the Per-Share Amount, subject to any applicable withholding or other taxes or other amounts required by applicable law to be withheld.

Consummation of the Merger is subject to customary conditions, including the approval by a majority of the votes entitled to be cast by the Company’s stockholders at the Stockholders’ Meeting and the affirmative vote of a majority of the votes cast at the Stockholders’ Meeting by stockholders other than Richard A. Horowitz, the Chairman of the Company’s Board of Directors, its President and Chief Executive Officer and, as of October 13, 2023, the holder of approximately 45.2% of the issued and outstanding shares of Company Common Stock. Certain further conditions include: (a) absence of any applicable restraining order or injunction prohibiting the Merger, (b) receipt of written evidence reasonably satisfactory to Parent that a major customer of one of the Company’s Subsidiaries has provided written consent to the Merger and (c) in the case of Parent’s obligations to complete the Merger, there not having been any “material adverse effect” (as customarily defined) on the Company.

The Merger Agreement contains customary representations, warranties and covenants (for a transaction of this size and nature), including, among others, covenants: (a) subject to certain exceptions, that each of the parties use its reasonable best efforts to cause the Merger to be consummated, (b) that require the Company (i) subject to certain exceptions, to operate its business in the ordinary course of business consistent with past practice and preserve all material business relations during the period between the execution of the Merger Agreement and the Effective Time, (ii) not to solicit, initiate, knowingly encourage or knowingly facilitate, whether publicly or otherwise, any inquiry, discussion, offer or request relating to a competing proposal or, subject to certain exceptions, engage in any discussions or negotiations with respect thereto and (iii) convene a meeting of the Company’s stockholders and solicit proxies from its stockholders in favor of the adoption of the Merger Agreement.

Parent has secured committed equity financing, which is subject to customary terms and conditions, consisting of equity financing from Shoreview Capital Partners IV, L.P. (the “Equity Financing”). Acquisition Sub has secured committed debt financing, which is subject to customary terms and conditions, consisting of debt financing from RCS SBIC Fund II, L.P., Northstar Mezzanine Partners VIII L.P. and Northstar Mezzanine Partners SBIC, L.P. (the “Debt Financing”). The aggregate proceeds of the Equity Financing and the Debt Financing will be sufficient for Parent and Merger Sub to pay the aggregate merger consideration and all related fees and expenses. Parent and Merger Sub have committed to use their reasonable best efforts to arrange and obtain the proceeds of the financing on the terms and conditions described in the commitment letters.

Subject to certain exceptions and limitations, either party may terminate the Merger Agreement if the Merger is not consummated by six (6) months after the date of the Merger Agreement (the “Termination Date”). The Merger Agreement also contains certain other termination rights and provides that, upon termination of the Merger Agreement under specified circumstances, including Parent’s right to terminate if there is a change in the Company Board Recommendation, a termination of the Merger Agreement by the Company to enter into an agreement for a “superior proposal” or if either party terminates because the requisite stockholder approval has not been obtained, a third party makes a competing proposal and the Company consummates a transaction or enters into a definitive agreement involving such competing proposal within twelve (12) months of such termination, the Company will pay to Parent a cash termination fee of $2,107,240. If Parent refuses to consummate the Merger after all of the required conditions have been satisfied or if there is an uncured breach by Parent of any financing-related covenant that would cause any conditions to the Company’s obligation to consummate the Merger not to be satisfied, Parent will pay the Company a cash termination fee of $3,687,670. In the event that the Company is required to pay the termination fee, the Merger Agreement requires the Company to reimburse Parent’s transaction related expenses up to $300,000.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Voting Agreement

In connection with the consummation of the transactions contemplated by the Merger Agreement, Richard A. Horowitz has executed a voting and support agreement (the “Voting Agreement”) in favor of Parent concurrently with the execution of the Merger Agreement, pursuant to which Richard A. Horowitz has agreed, among other things, to (i) vote 42.5% of the shares of Company Common Stock of the Company owned by him in favor of the approval and adoption of the Merger Agreement and the Merger and the remaining shares of Company Common Stock of the Company owned by him (constituting approximately 2.7% of the shares of Company Common Stock of the Company) proportionately with other stockholders and (ii) in the event the Company termination fee is payable in connection with a competing proposal, pay to Parent a fee in an amount equal to 50% of Mr. Horowitz’s profit above $13.00 per share from the transfer of any securities pursuant to the transactions contemplated by such competing proposal, in each case subject to the terms and conditions of the Voting Agreement.

The foregoing summary of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreement, the form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Merger Agreement and the form of Voting Agreement have been included to provide stockholders with information regarding their terms. They are not intended to provide any other factual information about the Company, Parent, Acquisition Sub or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement and the Voting Agreement were made only for the purposes of the Merger Agreement and the Voting Agreement as of the specific dates therein, where solely for the benefit of the parties to the Merger Agreement and the Voting Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement and the Voting Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement or the Voting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement and the Voting Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Amendment to Executive Employment Agreement with Richard A. Horowitz

On October 13, 2023, the Company and Richard A. Horowitz, the Chairman of the Company’s Board of Directors (the “Board”), and its President and Chief Executive Officer, entered into Amendment No. 1 (“Amendment No. 1”) to the Executive Employment Agreement, dated as of January 1, 2022 (the “Horowitz Employment Agreement”). Amendment No. 1 was approved by the Compensation Committee of the Board on October 13, 2023.

Amendment No. 1 amends the Horowitz Employment Agreement by adding a clause at the end of Section 4 that provides that, notwithstanding anything in Section 4 to the contrary, Mr. Horowitz’s Annual Bonus (as defined therein) for the Company’s 2023 fiscal year will equal $1,050,000 and will not be subject to pro-ration and will be paid no later than March 15, 2024 and that Mr. Horowitz will not be eligible for any Annual Bonus for the Company’s 2024 fiscal year in the event a Change in Control (as defined therein) occurs during the Company’s 2024 fiscal year.

Amendment No. 1 further amends Section 8(a) of the Horowitz Employment Agreement to provide for, in the event of Mr. Horowitz’s termination by the Company without Cause or his resignation for Good Reason within the two year period following the occurrence of a Change of Control (as defined therein), (i) a monthly payment in the amount of $2,600 for a period of up to thirty-six (36) months following the date of Mr. Horowitz’s termination rather than payment of a COBRA subsidy for such period, which payments will end earlier if Mr. Horowitz becomes eligible for medical benefits from a subsequent employer or he and his spouse die and (ii) payment of his 2023 Annual Bonus (if unpaid) rather than a Pro-Rata Bonus.

The foregoing description of Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 1 filed as Exhibit 10.2 to this Current Report on Form 8-K which is incorporated by reference herein.

Amendment to Executive Employment Agreement with Joseph A. Molino, Jr.

On October 13, 2023, the Company and Joseph A. Molino, Jr., the Company’s Chief Operating Officer and Chief Financial Officer, entered into Amendment No. 4 (“Amendment No. 4”) to Executive Employment Agreement, dated as of January 1, 2018, as amended (the “Molino Employment Agreement”). Amendment No. 4 was approved by the Compensation Committee of the Board on October 13, 2023.

Amendment No. 4 amends the Molino Employment Agreement by adding a clause at the end of Section 4 that provides that, notwithstanding anything in Section 4 to the contrary, Mr. Molino’s Annual Bonus (as defined therein) for the Company’s 2023 fiscal year will equal $225,000 and will not be subject to pro-ration and shall be paid no later than March 15, 2024 and that Mr. Molino will not be eligible for any Annual Bonus for the Company’s 2024 fiscal year in the event a Change in Control (as defined therein) occurs during the Company’s 2024 fiscal year.

Amendment No. 4 clarifies Section 5(f)(i) of the Molino Employment Agreement such that, in the event a 409A Change in Control (as defined therein) occurs after the date Mr. Molino begins to receive installment payments of the Retention Bonus (as defined therein), the remaining installments payments of the Retention Bonus shall be paid in a lump sum on the 60th day following the consummation of the 409A Change in Control. In addition, Amendment No. 4 further amends Section 5(f) of the Molino Employment Agreement to provide that, if a Change in Control occurs within ninety (90) days after the termination of Mr. Molino’s employment by the Company without Cause, or if Mr. Molino remains employed by the Company through December 31, 2023 and a Change in Control occurs on or prior to June 30, 2024 (rather than March 31, 2024 as previously provided in Amendment No. 3 to the Molino Employment Agreement), Mr. Molino will receive both the Retention Benefits and the lump sum payment in respect of the Mr. Molino’s target annual bonus as provided by the Molino Employment Agreement and in the amount described below, in each case, to the extent unpaid.

Amendment No. 4 further amends Section 8(a) of the Molino Employment Agreement to provide for, in the event of Mr. Molino’s termination by the Company without Cause or his resignation for Good Reason within the two year period following the occurrence of a Change of Control (as defined therein) (i) payment of his 2023 Annual Bonus (if unpaid) rather than a Pro-Rata Bonus, (ii) to specify that rather than receiving a lump sum payment equal to his then target annual bonus, a payment equal to $140,000 and (iii) that in the event that COBRA coverage for Mr. Molino becomes unavailable for any reason during the period in which he would otherwise be entitled to COBRA Payments (as defined therein) (other than as a result of him becoming eligible for medical benefits from a subsequent employer or his (or his dependent’s) failure to timely elect or maintain COBRA coverage or timely pay the applicable premium), the Company will pay Mr. Molino a monthly payment in an amount equal to the COBRA Payment that would have otherwise been made, with such amount to be not less than $5,650 per month.

The foregoing description of Amendment No. 4 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 4 filed as Exhibit 10.3 to this Current Report on Form 8-K which is incorporated by reference herein.

Letter Agreement with Richard A. Horowitz

On October 13, 2023, the Board and Richard A. Horowitz entered into a letter agreement (the “Letter Agreement”) which amended the letter agreement between the Board and Richard A. Horowitz, dated February 14, 2019 (the “Existing Letter Agreement”). Pursuant to the Letter Agreement, Mr. Horowitz agreed to cause any shares held by him in excess of 42.5% of the outstanding shares of Company Common Stock to be voted proportionally in accordance with the vote of all holders of Company Common Stock (other than shares held by him or any other 13(d) filer) in connection with any vote of securities of the Company subject to Section 1.5 of the Voting Agreement. Mr. Horowitz further agreed that any vote of securities of the Company that are subject to Section 1.5 of the Voting Agreement shall be deemed for purposes of Sections 2, 3 and 4 of the Existing Letter Agreement to be irrevocably approved for all purposes by all of the independent directors of the Company. Any Adverse Recommendation Change (as defined in the Merger Agreement) shall not affect such irrevocable approval.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement filed as Exhibit 10.4 to this Current Report on Form 8-K which is incorporated by reference herein.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, Richard A. Horowitz and Joseph A. Molino, Jr. will be terminated without Cause (as defined in their respective employment agreements) immediately following the Closing Date (as defined in the Merger Agreement). The information set forth in Section 1.01 above is incorporated by reference as if fully set forth herein.

Item 8.01	Other Events.

On October 13, 2023, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Statement on Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including all statements other than statements of historical fact contained in this Current Report on Form 8-K and includes, without limitation, statements regarding the transaction and anticipated closing date. These statements identify prospective information and may include words such as “expects,” “intends,” “continue,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “should,” “may,” “will,” or the negative version of these words, variations of these words and comparable terminology. These forward-looking statements are based on information available to the Company as of the date of this Current Report on Form 8-K and are based on management’s current views and assumptions. These forward-looking statements are conditioned upon and also involve a number of known and unknown risks, uncertainties, and other factors that could cause actual results, performance or events to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control and may pose a risk to the Company’s operating and financial condition. Such risks and uncertainties include, but are not limited to, the following risks: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the risk that the Company’s stockholders may not approve the proposed transaction; (iii) inability to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; (iv) uncertainty as to the timing of completion of the proposed transaction; (v) potential adverse effects or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction; (vi) potential litigation relating to the proposed transaction that could be instituted against the Company, Parent or their respective directors and officers, including the effects of any outcomes related thereto; or (vii) possible disruptions from the proposed transaction that could harm the Company’s or Parent’s business, including current plans and operations. Information concerning additional risks, uncertainties and other factors that could cause results to differ materially from the expectations described in this Current Report on Form 8-K is contained in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K filed with the SEC on March 29, 2023, its quarterly reports on Form 10-Q filed with the SEC on May 12, 2023 and August 11, 2023, and other documents the Company may file with or furnish to the SEC from time to time such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made. The information contained in, or that can be accessed through, the Company’s website and social media channels are not part of this Current Report on Form 8-K.

Important Information and Where to Find It

In connection with the proposed transaction between the Company and Parent, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the proxy materials to each stockholder entitled to vote at the special meeting relating to the proposed transaction. This Current Report on Form 8-K is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website (https://pfina.com/investor_relations) or by contacting the investor relations department of the Company.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Information about the Company’s directors and executive officers and their ownership of Company common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on April 28, 2023 (the “2023 Proxy Statement”). To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information set forth in the 2023 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. Information regarding the identity of the potential participants, and their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of October 13, 2023, by and among P&F Industries, Inc., Tools AcquisitionCo, LLC, and Tools MergerSub, Inc.
10.1	Voting Agreement, dated October 13, 2023, by and between Parent and Richard A. Horowitz
10.2	Amendment No. 1 to Executive Employment Agreement, dated October 13, 2023, by and between the Company and Richard A. Horowitz
10.3	Amendment No. 4 to Executive Employment Agreement, dated October 13, 2023, by and between the Company and Joseph A. Molino, Jr.
10.4	Letter Agreement, dated October 13, 2023, by and between Richard A. Horowitz and the Board of Directors of the Company.
99.1	Press Release, dated as of October 13, 2023.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

*Schedules to the Merger Agreement (identified therein) have been omitted pursuant to the Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally a copy of any omitted schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P&F INDUSTRIES, INC.

Date: October 13, 2023
	By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr.
Vice President,
Chief Operating Officer and
Chief Financial Officer